Exhibit 99.1

Modiv Industrial Declares Quarterly Dividends
for Preferred Shareholders and Monthly
Distributions for Common Shareholders

RENO, NV, September 3, 2024 – Modiv Industrial, Inc. (“Modiv Industrial,” “Modiv” or the “Company”) (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate properties, announced the declaration of a regular quarterly cash dividend of $0.4609375 per share on the Company’s 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), for the third quarter of 2024 and the declaration of a regular monthly cash distribution of $0.09583 per share on the Company’s Class C common stock, $0.001 par value per share (the “Common Stock”), for each of October, November and December 2024.

On July 31, 2024, the Board of Directors authorized a quarterly dividend payable to Series A Preferred Stockholders of record as of September 30, 2024, which will be paid on October 15, 2024. The quarterly dividend amount of $0.4609375 per share represents an annualized dividend rate of $1.84375 per share of Series A Preferred Stock.

Additionally, the Board of Directors authorized monthly distributions payable to Common Stockholders of record as of October 31, 2024, November 29, 2024 and December 31, 2024, which will be paid on or about November 25, 2024, December 24, 2024 and January 27, 2025, respectively. The current monthly distribution amount of $0.09583 per share represents an annualized distribution rate of $1.15 per share of common stock and a dividend yield of 6.9% based on Modiv Industrial’s closing price of $16.64 on August 30, 2024.

About Modiv Industrial
Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit:   www.modiv.com.

Forward-looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to annualized dividend rates, future distributions and distributions declared by the Company’s board of directors. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2024. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
management@modiv.com

###